        Exhibit 99.3

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

        We have audited, in accordance with auditing standards generally accepted in the United States, the consolidated financial statements of Mrs. Fields' Original Cookies, Inc. and subsidiaries as of December 30, 2000 and December 29, 2001 and for each of the three years in the period ended December 29, 2001 and have issued our report thereon dated March 1, 2002. Our audits were made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. Schedule II, "Valuation and Qualifying Accounts", is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic consolidated financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic consolidated financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.

/s/ARTHUR ANDERSEN LLP
Arthur Andersen LLP

Salt Lake City, Utah
March 1, 2002

        Exhibit 99.3

MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES
SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

Description	Balance at beginning of period	Additions	Deductions	Balance at end of period
Allowance for Doubtful Accounts:
Year Ended January 1, 2000	$1,152,000	$457,000	$677,000	$932,000

Year Ended December 30, 2000	$932,000	$809,000	$68,000	$1,673,000

Year Ended December 29, 2001	$1,673,000	$486,000	$1,015,000	$1,144,000

Store Closure and Other Reserves:
Store Closure Reserve	$14,711,000	$2,239,000	$9,756,000	$7,194,000
Legal Accrual(1)	382,000	—	148,000	234,000

Year Ended January 1, 2000	$15,093,000	$2,239,000	$9,904,000	$7,428,000

Store Closure Reserve	$7,194,000	$277,000	$3,692,000	$3,779,000
Legal Accrual(1)	234,000	—	149,000	85,000

Year Ended December 30, 2000	$7,428,000	$277,000	$3,841,000	$3,864,000

Store Closure Reserve	$3,779,000	$378,000	$1,118,000	$3,039,000
Legal Accrual(1)	85,000	607,000	542,000	150,000

Year Ended December 29, 2001	$3,864,000	$985,000	$1,660,000	$3,189,000

(1)
The legal accrual was established in purchase accounting at the inception of the Company on September 19, 1996 and has been utilized for the intended purposes. The addition in 2001 was not related to purchase accounting.